As  filed with the Securities and Exchange Commission on  October 5, 1995
                                   Registration No. 33-__________
-----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                                --------------
                                  FORM  S-8

                            REGISTRATION STATEMENT
                                  Under
                          THE SECURITIES ACT OF 1933

                                --------------

                          WEATHERFORD ENTERRA, INC.
              (Exact name of issuer as specified in its charter)

            Delaware                                         74-1681642
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

 1360 Post Oak Boulevard, Suite 1000,  Houston, Texas            77056-3098
(Address of Principal Executive Offices)                         (Zip Code)

               Weatherford Enterra, Inc. 1991 Stock Option Plan
           Weatherford Enterra, Inc. Restricted Stock Incentive Plan
                       D. Dale Wood Stock Option Agreement
Enterra Corporation Severance Agreements/Weatherford International Incorporated
                         Change of Control Agreements
------------------------------------------------------------------------------
                           (Full title of the plans)

                              H. SUZANNE THOMAS
            Sr. Vice President, Secretary and General Counsel
                          Weatherford Enterra, Inc.
                     1360 Post Oak Boulevard, Suite 1000
                          Houston, Texas  77056-3098
                   (Name and address of agent for service)

                                (713) 439-9400
        (Telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:

                         FULBRIGHT & JAWORSKI L.L.P.
                          ATTN:  CHARLES L. STRAUSS
                          1301 MCKINNEY, SUITE 5100
                          HOUSTON, TEXAS 77010-3095


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                         AMOUNT     PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
  TITLE OF SECURITIES    TO BE       OFFERING PRICE   AGGREGATE OFFERING   REGISTRATION
   TO BE REGISTERED    REGISTERED      PER SHARE            PRICE              FEE
--------------------------------------------------------------------------------------
Common Stock,          1,959,500
$.10 par value         shares (1)       $12.94            $25,355,930(2)   $8,743.43(2)
--------------------------------------------------------------------------------------

     (1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the Weatherford Enterra, Inc. 1991 Stock Option Plan; Weatherford Enterra, Inc. Restricted Stock Incentive Plan; D. Dale Wood Stock Option Agreement; and Enterra Corporation Severance
Agreements/Weatherford International Incorporated Change of Control
Agreements.

     (2) Pursuant to Rule 457(h), the maximum aggregate offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on October 3, 1995.

==============================================================================

                            PART II


       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following  documents,  which  have  been  filed  by
Weatherford Enterra, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this Registration Statement:

               1.   Annual Report on  Form  10-K  of  the
       Company  for  the year ended  December 31,   1994,
       filed by the Company under the Securities Exchange
       Act of 1934, as amended  (the "Exchange Act").

               2.   Quarterly Report on Form 10-Q of  the
       Company for the quarter ended March 31, 1995.

               3.   Quarterly  Report on Form 10-Q of the
       Company for the quarter ended  June 30, 1995.

               4.   Current  Report  on Form 8-K  of  the
       Company filed with the Commission on July 8, 1995.

        Any document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document.

ITEM 4.   DESCRIPTION OF SECURITIES.

      The Company is authorized by its Restated Certificate of Incorporation (the "Certificate") to issue 80,000,000 shares of Common Stock, $.10 par value, of which 27,182,892 shares were legally issued and outstanding on September 30, 1995 and 1,000,000 shares of Serial Preferred Stock, $1.00 par value, of which no shares were issued and outstanding on September 30, 1995. The Company held 32,104 shares of Common Stock in its treasury as of such date. On October 5, 1995, the Company issued approximately 24,000,000 shares of Common Stock in conjunction with the merger of Enterra Corporation into Weatherford International Incorporated, the predecessor of the Company. Also on October 5, 1995, the Company effected a one-for-two reverse stock split of shares of Common Stock. All of the share numbers stated in this paragraph reflect such reverse stock split.

      The Board of Directors of the Company is authorized by the Certificate to provide for the issuance of one or more series of Serial Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including
voting   powers,   designations,  preferences,
dividend rates, conversion and exchange provisions, redemption provisions and the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of the Company.

      All outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors, and are not permitted to cumulate their votes for the election of directors. The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional securities issued by the Company. Subject to the preferential rights of the holders of the Serial Preferred Stock, if any is outstanding, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of the Company upon liquidation. However, dividends have not been paid on the Common Stock since December 1982, and the Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.

      Certain provisions of the Certificate and By-Laws of the Company could have the effect of preventing a change in control of the Company in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of the Company into three classes having staggered terms of three years each; (b) the removal of directors only for cause and with the approval of holders of at least 80% of the then outstanding voting stock entitled to vote for the election of directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of six and a maximum of fifteen, with the exact number to be determined by the Board of Directors;
(e) the elimination of the stockholder written consent procedure;
(f) the calling of special meetings of stockholders only by the Board of Directors; (g) the requirement that certain business combinations involving the Company and any beneficial owner of 20% or more of the outstanding voting securities of the Company be approved by holders of at least 80% of the then outstanding shares of voting stock of the Company, including those held by such beneficial owner, unless the business combination is approved by the continuing directors then in office or certain minimum price requirements are met; and (h) the increased stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provisions to 80% or more of the then outstanding shares of voting stock.

      The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

       The legality of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by H. Suzanne Thomas, Sr. Vice President, Secretary and General Counsel of the Company. Ms. Thomas is a participant in the Weatherford Enterra, Inc. 1991 Stock Option Plan and the Weatherford Enterra, Inc. Restricted Stock Incentive Plan and has a Weatherford International Incorporated Change of Control Agreement. As of the date hereof, Ms. Thomas owned beneficially 37,221 shares of Common Stock and held options to purchase an additional 28,000 shares of Common Stock (such numbers reflect the one-for-two reverse stock split effected by the Company on October 5, 1995).

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate contains a provision that eliminates the personal monetary liability of a director to the Company and its stockholders for breach of his fiduciary duty of care as a director to the extent currently allowed under the Delaware General Corporation Law ("DGCL"). If a director were to breach the duty of care in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, the provision in the Certificate may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. The directors do not have liability for monetary damages for grossly negligent business decisions (in violation of their duty of care), including decisions made in connection with attempts to acquire the Company. Liability for monetary damages remains for
(i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The Certificate further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited to the fullest extent permitted by the amended DGCL.

        The DGCL permits a corporation to indemnify certain persons, including officers and directors, who were or are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, provided the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The By-Laws of the Company provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

        The DGCL further permits a corporation to indemnify certain persons, including officers and directors, who were or are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of their status officers as or directors of the corporation. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by him, provided the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests. However, no such person will be indemnified as to matters for which he is found to be liable for negligence or misconduct in the performance of his duties to the corporation unless, and only to the extent that, indemnification is ordered by a court. The By-Laws of the Company provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

        The Company also has entered, or will enter, into an indemnification agreement with each of its directors and certain of its officers. Each such indemnification agreement provides for indemnification to the fullest extent permitted by the DGCL and for the advancement of expenses, including attorneys' fees and other costs, expenses and obligations, paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director was serving for or at the request of the Company. To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify or advance expenses to officers and directors, such repeal or limitation may not be effective as to officers and directors who are parties to an indemnification agreement, since their rights to full protection are contractually assured by the indemnification agreement.

        Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy providing aggregate coverage in the amount of $10,000,000.

        All of the foregoing indemnification provisions provide that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as
expressed   in   the   Securities    Act   and   is,   therefore,
unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.


ITEM 8.   EXHIBITS.

          The following is a list of all Exhibits filed with this Registration Statement:

EXHIBIT NO.

     *4.1-- Restated Certificate of Incorporation of the Company, as amended through October 5, 1995.

      4.2-- By-Laws of the Company, as amended through March 17, 1994 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated April 28,
            1994 (File No. 1-7867)).

     *4.3-- Weatherford Enterra, Inc. 1991 Stock Option Plan, as amended through October 5, 1995.

     *4.4-- Weatherford Enterra, Inc.  Restricted Stock Incentive
            Plan, as amended through October 5, 1995.

     *4.5-- D. Dale Wood Stock Option Agreement dated October  5,
            1995 between D. Dale Wood and the Company.

     *4.6-- Enterra  Corporation  Severance  Agreement   with  M.
            Timothy Carey, C. Paul Evans, Brian Charles Goff, Steven C. Grant, Edward C. Grimes, Steven W. Krablin, Windell D. Norris, Jr., J. Joseph Percle, Michael Peter Smith, Michael L. Stansberry and D. Dale Wood.

     *4.7-- Amendment  1995-1  to  Severance  Agreement  with  M.
            Timothy Carey, C. Paul Evans, Brian Charles Goff, Steven C. Grant, Edward C. Grimes, Steven W. Krablin, Windell D. Norris, Jr., J. Joseph Percle, Michael Peter Smith, Michael L. Stansberry and D. Dale Wood.

      4.8-- Weatherford  International  Incorporated  Change   of
            Control Agreements with Philip Burguieres, James R. Burke, M.E. Eagles, Norman W. Nolen and H. Suzanne Thomas (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-7867)); James D. Green, Gay S. Mayeux, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7867)); and Philip D. Gardner, Robert A. Seekely and F. Thomas Tilton (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report Form 10-Q for the quarter ended March 31, 1995 (File No. 1-7867)).

      4.9-- First Amendment to Change of  Control  Agreement with
            Philip Burguieres, James R. Burke, M.E. Eagles, Norman W. Nolen, H. Suzanne Thomas, James D. Green,
            Gay S. Mayeux, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report Form on Form 10-Q for the quarter ended March 31, 1995 (File No. 1-7867)); and Philip D. Gardner, Robert A. Seekely and Frederick
            T.  Tilton  (incorporated  by  reference  to  Exhibit
            10.2 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

     4.10-- Second Amendment to Change of Control Agreement  with
            Philip Burguieres, James R. Burke, M.E. Eagles, Norman W. Nolen, H. Suzanne Thomas, James D. Green, Gay S. Mayeux, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

     *5.1-- Opinion of H. Suzanne Thomas, General Counsel of  the
            Company.

    *23.1-- Consent of Arthur Andersen  LLP.

    *23.2-- Consent of H. Suzanne Thomas, General Counsel of  the
            Company (contained in Exhibit 5.1 hereto).

    *24.1--Power of Attorney (contained on page II-9 hereof).

__________
* Filed herewith.

ITEM 9. UNDERTAKINGS.

       The undersigned hereby undertakes:

        (1)      To  file, during any period in which  offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
Registration Statement:

           (i)   To  include any prospectus required  by  Section
     10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration
     Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii) To   include   any  material  information  with
     respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

      (2)   That,  for the purpose of determining  any  liability
under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Weatherford Enterra, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 5, 1995.

                                 WEATHERFORD ENTERRA, INC.



                                 By:  /s/ Philip Burguieres
                                    -----------------------------
                                      Philip Burguieres
                                 Chairman, President and Chief
                                      Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       POWER OF ATTORNEY

      Each person whose signature appears below appoints Philip Burguieres and H. Suzanne Thomas, and both of them, either of whom may act without the joinder of the other, as his true and
lawful   attorney-in-fact  and  agent,   with   full   power   of
substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all
amendments   (including   post-effective   amendments   to   this
Registration Statement), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

       SIGNATURE                  TITLE                DATE
       ---------                  -----                ----

                          Chairman, President,
  /s/ Philip Burguieres      Chief Executive      October 5, 1995
------------------------  Officer and Director
  (Philip Burguieres)     (Principal Executive
                                Officer)

                           Senior Vice President,
                              Chief Financial
  /s/ Norman W. Nolen      Officer and Treasurer   October 5, 1995
------------------------ (Principal Financial and
   (Norman W. Nolen)       Accounting Officer)

       SIGNATURE                  TITLE                DATE
       ---------                  -----                ----

  /s/ Thomas N. Amonett          Director         October 5, 1995
------------------------
  (Thomas N. Amonett)


                                 Director
------------------------
 (William E. Greehey)


  /s/ John A. Hill               Director         October 5, 1995
------------------------
    (John A. Hill)


 /s/ John W. Johnson             Director         October 5, 1995
------------------------
   (John W. Johnson)


 /s/ William E. Macaulay         Director         October 5, 1995
------------------------
 (William E. Macaulay)


 /s/ Robert K. Moses, Jr.        Director         October 5, 1995
------------------------
 (Robert K. Moses, Jr.)


/s/ Robert L. Parker, Sr.        Director         October 5, 1995
------------------------
(Robert L. Parker, Sr.)


/s/ R. Rudolph Reinfrank         Director         October 5, 1995
------------------------
(R. Rudolph Reinfrank)


 /s/ Roger M. Widmann            Director         October 5, 1995
------------------------
  (Roger M. Widmann)

                       INDEX TO EXHIBITS

EXHIBIT
  NO.                       DESCRIPTION
-------  --------------------------------------------------------

 *4.1 -- Restated Certificate of Incorporation of the Company, as amended through October 5, 1995.

  4.2 -- By-Laws of the Company, as  amended  through  March 17,
         1994 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated April
         28, 1994 (File No. 1-7867)).

 *4.3 -- Weatherford Enterra, Inc. 1991 Stock Option Plan, as amended through October 5, 1995.

 *4.4 -- Weatherford  Enterra, Inc.  Restricted  Stock Incentive
         Plan, as amended through October 5, 1995.

 *4.5 -- D. Dale Wood Stock Option  Agreement  dated  October 5,
         1995 between D. Dale Wood and the Company.

 *4.6 -- Enterra Corporation Severance Agreement with M. Timothy
         Carey, C. Paul Evans, Brian Charles Goff, Steven C. Grant, Edward C. Grimes, Steven W. Krablin, Windell D. Norris, Jr., J. Joseph Percle, Michael Peter Smith, Michael L. Stansberry and D. Dale Wood.

 *4.7 -- Amendment 1995-1 to Severance Agreement with M. Timothy
         Carey, C. Paul Evans, Brian Charles Goff, Steven C. Grant, Edward C. Grimes, Steven W. Krablin, Windell D. Norris, Jr., J. Joseph Percle, Michael Peter Smith, Michael L. Stansberry and D. Dale Wood.

  4.8 -- Weatherford International Incorporated Change of Control Agreement with Philip Burguieres, James R. Burke, M.E. Eagles, Norman W. Nolen and H. Suzanne Thomas (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-7867)); James D. Green, Gay S. Mayeux, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7867)); and Philip
         D. Gardner, Robert A. Seekely and F. Thomas Tilton (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 1-7867)).

  4.9 -- First Amendment to Change of Control Agreement with Philip Burguieres, James R. Burke, M.E. Eagles, Norman
         W. Nolen,  H. Suzanne Thomas,  James D. Green,   Gay S.
         Mayeux, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 1-7867)); and Philip D. Gardner, Robert A. Seekely and Frederick T. Tilton
         (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

  4.10-- Second   Amendment  to  Change  of  Control   Agreement
         with Philip Burguieres, James R. Burke, M.E. Eagles, Norman W. Nolen, H. Suzanne Thomas, James D. Green, Gay
         S. Mayeux, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

 *5.1 -- Opinion  of H. Suzanne Thomas,  General Counsel of  the
         Company.

*23.1 -- Consent of Arthur Andersen, LLP.

*23.2 -- Consent of  H. Suzanne Thomas,  General Counsel  of the
         Company (contained  in  Exhibit  5.1 hereto).

*24.1 -- Power of Attorney (contained on page II-9).